                                                Filed Pursuant to Rule 424(b)(3)
                                                File Number 333-83861


            Prospectus Supplement to Prospectus dated August 9, 1999

                            Boston Properties, Inc.
                       16,796,118 Shares of Common Stock

     This Prospectus Supplement supplements the information we provided in our August 9, 1999 Prospectus relating to 16,796,118 shares of our Common Stock that we have issued or may issue in the future if holders of common units of Boston Properties Limited Partnership, our operating partnership, exercise their right to tender their common units for cash, and we exercise our right to issue common stock to them instead of cash. This Prospectus Supplement is not complete without the Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the Prospectus.

     In this Prospectus Supplement, we use some capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of December 21, 1999.

     We are providing this Prospectus Supplement to add the following information to the table in the Prospectus under the caption "Selling Stockholders":


                          COMMON STOCK              UNITS
                          BENEFICIALLY           BENEFICIALLY                              COMMON STOCK AND
                          OWNED AS OF             OWNED AS OF           COMMON STOCK       UNITS TO BE OWNED
     NAME             DECEMBER 21, 1999(1)    DECEMBER 21, 1999(2)    OFFERED HEREBY(3)    AFTER OFFERING(4)
------------------    --------------------    --------------------    -----------------    -----------------
Edward H. Linde(5)       1,491,771(6)            5,739,557(7)             7,014,714            216,614

Linde Family
Charitable Trust            90,000(8)                    0                   90,000                  0

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(1)  Does not include common stock that may be issued in exchange for units beneficially held as of December 21, 1999.

(2) All units listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Boston Properties Limited Partnership, for an equal number of shares of common stock. All information is as of December 21, 1999.

(3) These shares of common stock include the common stock that the selling stockholders may acquire upon presentation of the units for redemption. Such redemption may occur at any time after June 23, 1999.

(4) Assumes that all common stock offered by this prospectus, including common stock issuable upon redemption of the units, will be sold by the selling stockholders. In the case of each selling stockholder, the percentage of our common stock that will be held by such selling stockholder (assuming all remaining units held by such person are presented for redemption and are exchanged for common stock) after completion of this offering will be less than one percent (1%). The total number of shares of common stock outstanding used in calculating such percentage (i) is based on the total number of shares of common stock outstanding as of December 21, 1999 (67,910,697.8077 shares) and (ii) assumes that none of the remaining units held by other persons will be exchanged for common stock.

(5) Mr. Linde co-founded our predecessor company in 1970. He has served as our President and Chief Executive Officer, and has been a member of our board of directors, since June 23, 1997.

(6) Includes 200,000 shares of our common stock issuable upon the exercise of vested stock options and 90,000 shares of our common stock held by a trust.

(7)  Includes 1,943,090 units held by trusts.

(8) Voting and investment decisions with respect to these shares are made by a vote of the trustees of this trust who are: Mr. Linde, Mr. Linde's wife, Mr. Linde's son (Douglas T. Linde, who is our Senior Vice President for Financial and Capital Markets) and daughter-in-law and Mr. Linde's daughter and son-in-law.


     The date of this Prospectus Supplement is December 28, 1999.